EXHIBIT 99.1

FOR IMMEDIATE RELEASE
October 20, 2015
Contact: Investor Inquiries:
Casey Farrell
972-801-5871/ShareholderRelations@LegacyTexasFinancialGroup.com
Media Inquiries:
Jennifer Dexter
972-461-7157/Jennifer.Dexter@LegacyTexas.com

LegacyTexas Financial Group, Inc. Reports Third Quarter 2015 Earnings

PLANO, Texas, October 20, 2015 -- LegacyTexas Financial Group, Inc. (Nasdaq: LTXB) (the “Company”), the holding company for LegacyTexas Bank (the “Bank”), today announced net income of $17.9 million for the third quarter of 2015, a decrease of $2.4 million from the second quarter of 2015 and an increase of $8.6 million from the third quarter of 2014. The decrease from the second quarter of 2015 was primarily due to a $3.8 million increase in the provision for loan losses. Core (non-GAAP) net income (which is net income adjusted for the impact of merger and acquisition costs and certain other items) totaled $17.8 million for the quarter ended September 30, 2015, down $2.3 million from the second quarter of 2015 and up $7.8 million from the third quarter of 2014. Basic earnings per share for the quarter ended September 30, 2015 was $0.39, a decrease of $0.05 from the second quarter of 2015 and an increase of $0.15 from the third quarter of 2014. Core earnings per share for the third quarter of 2015 was also $0.39, down $0.05 from the second quarter of 2015 and up $0.13 from the third quarter of 2014. The reconciliation of non-GAAP measures, which the Company believes facilitates the assessment of its banking operations and peer comparability, is included in tabular form at the end of this release.

Third Quarter 2015 Performance Highlights

•
Gross loans held for investment at September 30, 2015, excluding Warehouse Purchase Program loans, grew $294.0 million, or 6.7%, from June 30, 2015, with $234.4 million of growth in commercial real estate and commercial and industrial loans. Excluding $1.00 billion of net growth resulting from the merger with LegacyTexas Group, Inc., gross loans held for investment, excluding Warehouse Purchase Program loans, increased by $1.20 billion, or 34.3%, from September 30, 2014.

•	LegacyTexas Bank moves to #2 overall deposit market share in fast-growing, affluent Collin County; remains at #3 deposit market share among Dallas-based banks in Dallas-Fort Worth.

•
Deposits at September 30, 2015 increased by $242.3 million, or 5.4%, from June 30, 2015, with $52.1 million of growth in non-interest-bearing demand and $148.7 million of growth in savings and money market deposits. Excluding $1.63 billion of growth resulting from the merger with LegacyTexas Group, Inc., deposits increased by $643.8 million, or 15.6%, from September 30, 2014.

•
Net interest margin for the quarter ended September 30, 2015 was 4.00%, a six basis point decrease from the linked quarter and a 20 basis point increase compared to the third quarter of 2014. Net interest margin excluding accretion of purchase accounting fair value adjustments on acquired loans was 3.88% for the quarter ended September 30, 2015, up two basis points from 3.86% for the quarter ended June 30, 2015.

"We are very pleased with another solid quarter for the company," said President and CEO Kevin Hanigan. "The quarter marked a new high for organic loan production and resulted in loans held for investment growth (excluding Warehouse Purchase Program) of $294 million. This continued strong growth of our franchise reflects the excellent economic activity in Dallas/Fort Worth and the talent of our commercial bankers."

Financial Highlights

	At or For the Quarters Ended
	September	June	September
(unaudited)	2015	2015	2014
	(Dollars in thousands, except per share amounts)
Net interest income	$61,188	$59,821	$34,670
Provision for loan losses	7,515	3,750	2,511
Non-interest income	11,851	11,964	5,058
Non-interest expense	37,827	36,908	22,791
Income tax expense	9,802	10,876	5,114
Net income	$17,895	$20,251	$9,312

Basic earnings per common share	$0.39	$0.44	$0.24
Basic core (non-GAAP) earnings per common share[1]	$0.39	$0.44	$0.26
Weighted average common shares outstanding - basic	45,862,840	45,760,232	37,971,790
Estimated Tier 1 common risk-based capital ratio[2]	9.97%	10.18%	16.04%
Total equity to total assets	11.52%	11.65%	14.28%
Tangible common equity to tangible assets - Non-GAAP [1]	9.12%	9.17%	13.61%
1 See the section labeled "Supplemental Information- Non-GAAP Financial Measures" at the end of this document.
2 Calculated at the Company level, which is subject to the capital adequacy requirements of the Federal Reserve.

Net Interest Income and Net Interest Margin

	For the Quarters Ended
	September	June	September
(unaudited)	2015	2015	2014
	(Dollars in thousands)
Interest income:
Loans held for investment, excluding Warehouse Purchase Program loans	$55,778	$53,654	$30,134
Warehouse Purchase Program loans	7,073	7,720	5,738
Loans held for sale	174	177	—
Securities	3,363	3,277	2,926
Interest-earning deposit accounts	137	139	57
Total interest income	$66,525	$64,967	$38,855
Net interest income	$61,188	$59,821	$34,670
Net interest margin	4.00%	4.06%	3.80%
Selected average balances:
Total earning assets	$6,117,873	$5,893,515	$3,652,243
Total loans held for investment	5,291,291	5,089,531	3,029,047
Total securities	648,241	620,071	532,950
Total deposits	4,683,346	4,372,161	2,469,482
Total borrowings	984,708	1,112,198	733,615
Total non-interest-bearing demand deposits	1,108,928	1,024,108	456,115
Total interest-bearing liabilities	4,559,126	4,460,251	2,746,982

Net interest income for the quarter ended September 30, 2015 was $61.2 million, a $1.4 million increase from the second quarter of 2015 and a $26.5 million increase from the third quarter of 2014. The $1.4 million increase from the linked quarter was primarily due to an increase in interest income on loans, which was driven by increased volume in commercial real estate and commercial and industrial loan balances. The average balance of commercial real estate loans increased by $118.9 million to $1.97 billion from the second quarter of 2015, resulting in a $2.1 million increase in interest income. The average balance of commercial and industrial loans increased by $91.7 million to $1.34 billion from the second quarter of 2015, which was partially offset by a 27 basis point linked-quarter decrease in the average yield earned on this portfolio, and resulted in a $199,000 increase in interest income. The increased interest income related to commercial loan volume was partially offset by a $74.2 million linked-quarter decline in the average balance of Warehouse Purchase Program balances, which reduced interest income by $647,000.

Interest income on loans for the third quarter of 2015 included $2.0 million in accretion of purchase accounting fair value adjustments on loans acquired through the merger with LegacyTexas Group, Inc., a decrease of $627,000 from the $2.6 million in accretion income recorded on these loans for the second quarter of 2015. The $2.0 million includes $670,000 in accretion income recorded on acquired commercial and industrial loans, $840,000 in accretion income recorded on acquired commercial real estate loans, $64,000 in accretion income recorded on acquired construction and land loans and $435,000 recorded on acquired consumer loans. Accretion of purchase accounting fair value adjustments related to the LegacyTexas Group, Inc. acquisition, as well as a smaller amount related to the Highlands Bank acquisition in 2012, contributed 18 basis points, 12 basis points and 22 basis points to the average yields on commercial real estate, commercial and industrial and consumer real estate loans, respectively, for the third quarter of 2015, compared to 17 basis points, 37 basis points and 43 basis points, respectively, for the second quarter of 2015.

The $26.5 million increase in net interest income compared to the third quarter of 2014 was primarily due to a $27.2 million increase in interest income on loans, which was driven by increased volume in all loan categories resulting from the merger with LegacyTexas Group, Inc. on January 1, 2015, as well as organic growth. The average balance of commercial real estate loans increased by $805.8 million from the third quarter of 2014, resulting in a $10.3 million increase in interest income. The $805.8 million in growth includes $551.0 million in commercial real estate loans acquired through the merger with LegacyTexas Group, Inc.; excluding these loans, the average balance of commercial real estate loans increased by $254.8 million from the third quarter of 2014. The average balance of commercial and industrial loans increased by $677.7 million from the third quarter of 2014, resulting in an $8.1 million increase in interest income. The $677.7 million in growth includes $337.1 million in commercial and industrial loans acquired through the merger with LegacyTexas Group, Inc.; excluding these loans, the average balance of commercial and industrial loans increased by $340.6 million from the third quarter of 2014. The average balance of consumer real estate loans increased by $344.9 million from the third quarter of 2014, resulting in a $4.0 million increase in interest income. The $344.9 million in growth includes $264.0 million in consumer real estate loans acquired through the merger with LegacyTexas Group, Inc.; excluding these loans, the average balance of consumer real estate loans increased by $80.9 million from the third quarter of 2014. The average balance of Warehouse Purchase Program loans increased by $200.6 million to $845.8 million from the third quarter of 2014, which resulted in a $1.3 million increase in interest income.

Interest expense for the quarter ended September 30, 2015 increased by $191,000 compared to the linked quarter. Compared to the third quarter of 2014, interest expense for the quarter ended September 30, 2015, increased by $1.2 million, primarily due to an increase in interest expense on deposits, which was driven by increased volume in all deposit categories resulting from the merger with LegacyTexas Group, Inc. on January 1, 2015, as well as organic growth since September 30, 2014. An $875.8 million increase in the average balance of savings and money market deposits to $1.94 billion from the third quarter of 2014 was partially offset by a 12 basis point reduction in the average rate paid on such deposits, resulting in a $96,000 increase in interest expense. The $875.8 million in growth includes $534.6 million in savings and money market deposits acquired through the merger with LegacyTexas Group, Inc.; excluding these deposits, the average balance of savings and money market deposits increased by $341.2 million from the third quarter of 2014. The average balance of time deposits increased by $409.3 million to $902.2 million from the third quarter of 2014, resulting in an $808,000 increase in interest expense. The $409.3 million in growth includes $336.8 million in time deposits acquired through the merger with LegacyTexas Group, Inc.; excluding these deposits, the average balance of time deposits increased by $72.5 million from the third quarter of 2014. The average balance of interest-bearing demand deposits increased by $276.0 million to $736.1 million from the third quarter of 2014, resulting in a $457,000 increase in interest expense. The $276.0 million in growth includes $258.7 million in interest-bearing demand deposits acquired through the merger with LegacyTexas Group, Inc.; excluding these deposits, the average balance of interest-bearing demand deposits increased by $17.3 million from the third quarter of 2014.

The net interest margin for the third quarter of 2015 was 4.00%, a six basis point decrease from the second quarter of 2015 and a 20 basis point increase from the third quarter of 2014. Accretion of interest resulting from the merger with LegacyTexas Group, Inc. on January 1, 2015, as well as the 2012 Highlands acquisition, contributed 12 basis points to the net interest margin and average yield on earning assets for the quarter ended September 30, 2015, compared to 20 basis points for the quarter ended June 30, 2015, and three basis points for the quarter ended September 30, 2014. The average yield on earning assets for the third quarter of 2015 was 4.35%, a six basis point decline from the second quarter of 2015 and a nine basis point increase from the third quarter of 2014. The cost of deposits for the third quarter of 2015 was 0.29%, up one basis point from the second quarter of 2015 and down four basis points from the third quarter of 2014.

Non-interest Income

Non-interest income for the third quarter of 2015 was $11.9 million, a $113,000 decrease from the second quarter of 2015 and a $6.8 million increase from the third quarter of 2014. Core non-interest income for the third quarter of 2015, which excludes one-time gains and losses on assets and security sales, was $11.7 million, down $70,000 from the second quarter of 2015 and up $6.7 million from the third quarter of 2014. Service charges and other fees increased by $254,000 from the second quarter of 2015, which includes a $626,000 increase in commercial loan fee income. This increase in commercial loan fee income was partially offset by linked-quarter declines in LegacyTexas Title and Warehouse Purchase Program fee income. Gain on sale and disposition of assets during the third quarter of 2015 decreased by $201,000, primarily related to the sale of an other real estate owned property and one of the Company's branch buildings in the second quarter of 2015 with no corresponding sale during the third quarter of 2015.

The $6.8 million increase in non-interest income from the third quarter of 2014 was primarily due to a $3.4 million increase in service charges and other fees, which was driven by the addition of $1.2 million of title income, as well as increased commercial loan fee income, debit card income and service charges related to accounts acquired through the merger with LegacyTexas Group, Inc. Additionally, the Company recognized $1.9 million in net gains on the sale of mortgage loans during the third quarter of 2015, which includes the gain recognized on $59.5 million of one-to four-family mortgage loans that were sold or committed for sale during the third quarter of 2015, fair value changes on mortgage derivatives and mortgage fees collected. Prior to the January 1, 2015 merger with LegacyTexas Group, Inc., the Company did not originate or sell mortgage loans to outside investors; therefore, a comparable gain was not recorded in the third quarter of 2014. Other non-interest income increased by $887,000 from the third quarter of 2014, primarily due to $695,000 of insurance income added through the acquisition of LegacyTexas Group, Inc.

Non-interest Expenses

Non-interest expense for the quarter ended September 30, 2015 was $37.8 million, a $919,000 increase from the second quarter of 2015 and a $15.0 million increase from the third quarter of 2014. Salaries and employee benefits expense increased by $1.1 million from the second quarter of 2015, primarily due to increased production-based incentive accruals and higher health care costs compared to the second quarter of 2015, as well as an increase in full-time equivalent employees to 831 at September 30, 2015, from 812 at June 30, 2015. Other non-interest expense for the third quarter of 2015 decreased by $247,000 compared to the linked quarter, primarily due to debit card fraud losses incurred during the second quarter of 2015 that resulted from card compromises at two retailers leading to several customer fraud cases.

The $15.0 million increase in non-interest expense from the third quarter of 2014 was partially offset by a $1.2 million decrease in merger and acquisition costs related to the merger with LegacyTexas Group, Inc. Excluding the impact of these merger costs, core non-interest expense increased by $16.2 million, which was driven by a $10.0 million increase in salaries and employee benefits expense, primarily due to the addition of employees and grants of share-based compensation related to the merger with LegacyTexas Group, Inc. The merger with LegacyTexas Group, Inc. also resulted in a $1.8 million increase in occupancy and equipment expense, a $1.3 million increase in office operations expense and a $1.1 million increase in data processing expense for the quarter ended September 30, 2015, compared to the same period in 2014.

Financial Condition - Loans

Gross loans held for investment at September 30, 2015, excluding Warehouse Purchase Program loans, grew $294.0 million from June 30, 2015 and by $2.20 billion from September 30, 2014. Excluding $1.00 billion in loans acquired from LegacyTexas Group, Inc. and Warehouse Purchase Program loans, gross loans held for investment increased by $1.20 billion from September 30, 2014. Compared to June 30, 2015, gross loans held for investment grew in all loan categories with the exception of the Warehouse Purchase Program and other consumer portfolios. Commercial and industrial and commercial real estate loans at September 30, 2015 increased by $129.1 million and $105.4 million, respectively, from June 30, 2015, while consumer real estate and construction and land loans increased by $34.6 million and $29.9 million, respectively, for the same period. Warehouse Purchase Program loans at September 30, 2015 decreased by $124.6 million from June 30, 2015 and increased by $223.8 million compared to September 30, 2014.

The below table breaks out the growth in gross loans held for investment at September 30, 2015, excluding Warehouse Purchase Program balances, and shows the percentage change from September 30, 2014.

	Acquired from LegacyTexas Group, Inc. [1]	Organic Growth	Total Growth from September 30, 2014	% Change excluding Acquired Loans	% Change including Acquired Loans
	(Dollars in thousands)
Commercial real estate	$473,578	$342,617	$816,195	20.2%	66.9%
Commercial and industrial	168,694	573,004	741,698	66.3	106.6
Construction and land	99,178	144,355	243,533	124.4	1,441.0
Consumer	261,573	136,764	398,337	16.7	71.5
Total year-over-year growth	$1,003,023	$1,196,740	$2,199,763	34.3	88.4
1 Balances for loans acquired through the merger with LegacyTexas Group, Inc. are shown as of September 30, 2015.

Energy loans, which are reported as commercial and industrial loans, totaled $431.4 million at September 30, 2015, up $28.8 million from $402.6 million at June 30, 2015 and up $147.8 million from September 30, 2014. In May 2013, the Company formed its Energy Finance group, which is comprised of a group of seasoned lenders, executives and credit risk professionals with more than 100 years of combined Texas energy experience, to focus on providing loans to private and public oil and gas companies throughout the United States. The group also offers the Bank's full array of commercial services, including Treasury Management and letters of credit, to its customers. Substantially all of the loans in the Energy portfolio are reserve based loans, secured by deeds of trust on properties containing proven oil and natural gas reserves. Five loans managed by the Energy Finance group are not secured by oil and gas reserves and are reported as commercial and industrial loans (outside of the $431.4 million reported as energy loans.) These loans, with a combined commitment of $76.7 million and a total outstanding balance of $31.1 million at September 30, 2015, are categorized as “Midstream and Other” loans. Loans in this category are typically related to the transmission of oil and natural gas and would only be indirectly impacted from declining commodity prices.

Financial Condition - Deposits

Total deposits at September 30, 2015 increased by $242.3 million from June 30, 2015, and by $2.27 billion from September 30, 2014, with $1.63 billion of growth resulting from the merger with LegacyTexas Group, Inc. All deposit categories increased on a linked-quarter basis, with savings and money market deposits increasing by $148.7 million and non-interest-bearing demand deposits growing by $52.1 million due to higher balances in commercial checking deposits. At September 30, 2015, non-interest-bearing demand deposits comprised 23.8% of total deposits, compared to 19.4% of total deposits at September 30, 2014. Interest-bearing demand and time deposits increased by $16.1 million and $25.4 million, respectively, compared to June 30, 2015.

The below table breaks out the growth in deposits at September 30, 2015 and shows the percentage change from September 30, 2014:

	Acquired from LegacyTexas Group, Inc. [1]	Organic Change	Total Growth from September 30, 2014	% Change excluding Acquired Deposits	% Change including Acquired Deposits
	(Dollars in thousands)
Non-interest-bearing demand	$499,684	$152,787	$652,471	15.5%	134.9%
Interest-bearing demand	258,713	37,422	296,135	5.2	65.2
Savings and money market	534,554	390,263	924,817	24.5	87.4
Time	336,831	63,328	400,159	7.6	80.0
Total year-over-year growth	$1,629,782	$643,800	$2,273,582	15.6	91.1
1 Balances for deposits acquired through the merger with LegacyTexas Group, Inc. are shown as of January 1, 2015.

Credit Quality

	At or For the Quarters Ended
	September	June	September
(unaudited)	2015	2015	2014
	(Dollars in thousands)
Net charge-offs	$2,000	$1,159	$366
Net charge-offs/Average loans held for investment, excluding Warehouse Purchase Program loans	0.18%	0.11%	0.06%
Net charge-offs/Average loans held for investment	0.15	0.09	0.05
Provision for loan losses	$7,515	$3,750	$2,511
Non-performing loans ("NPLs")	66,413	26,850	24,382
NPLs/Total loans held for investment, excluding Warehouse Purchase Program loans	1.42%	0.61%	0.98%
NPLs/Total loans held for investment	1.18	0.49	0.76
Non-performing assets ("NPAs")	$71,053	$31,403	$24,488
NPAs to total assets	1.03%	0.47%	0.62%
NPAs/Loans held for investment and foreclosed assets, excluding Warehouse Purchase Program loans	1.51	0.71	0.98
NPAs/Loans held for investment and foreclosed assets	1.26	0.57	0.76
Allowance for loan losses	$36,382	$30,867	$22,585
Allowance for loan losses/Total loans held for investment, excluding Warehouse Purchase Program loans	0.78%	0.70%	0.91%
Allowance for loan losses/Total loans held for investment	0.64	0.56	0.70
Allowance for loan losses/Total loans held for investment, excluding acquired loans & Warehouse Purchase Program loans [1]	1.00	0.98	0.94
Allowance for loan losses/NPLs	54.78	114.96	92.63
1 Excludes loans acquired in the Highlands and LegacyTexas transactions, which were initially recorded at fair value.

The Company recorded a provision for loan losses of $7.5 million for the quarter ended September 30, 2015, compared to $3.8 million for the quarter ended June 30, 2015 and $2.5 million for the quarter ended September 30, 2014. The increase in the provision for loan losses on a linked-quarter basis, as well as compared to the third quarter of 2014, was primarily related to increased organic loan production, as well as loans acquired through the merger with LegacyTexas Group, Inc. that were re-underwritten following completion of the merger. Once an acquired loan undergoes new underwriting and meets the criteria for a new loan, any remaining fair value adjustments are taken into interest income. Without the corresponding fair value adjustment, the newly originated loan drives an increase in the allowance for loan losses. During the third quarter of 2015, the

Company added $473.4 million in net loan production that required additional allowance for loan losses, which includes loans acquired through the merger with LegacyTexas Group, Inc. that were re-underwritten pursuant to this process.

Net charge-offs for the third quarter of 2015 totaled $2.0 million, an increase of $841,000 from the second quarter of 2015 and an increase of $1.6 million from the third quarter of 2014. This increase was primarily due to a $1.2 million charge-off of a commercial and industrial loan acquired from LegacyTexas Group, Inc. The $1.2 million charge-off was recorded net of $473,000 in remaining fair value adjustments on the credit.

At September 30, 2015, $44.2 million, or 0.94%, of the Company's loan portfolio (excluding Warehouse Purchase Program loans) consisted of criticized energy loans, which is down from $58.6 million at June 30, 2015. Of the $44.2 million, three energy loans totaling $36.2 million were on non-accrual status at September 30, 2015 and were considered impaired; however, the Company does not have any specific reserves set aside and does not currently anticipate any losses on these three loans. $31.0 million of the $36.2 million in non-performing energy loans were placed on non-accrual status during the third quarter of 2015, while $5.2 million was placed on non-accrual in the second quarter of 2015. Additionally, an $8.0 million energy loan rated as substandard at September 30, 2015, was on accrual status and considered performing. The above energy credits were downgraded as a result of collateral value deterioration due to commodity price declines. As a result of the deterioration, the Company has taken action to improve the risk profile of the criticized energy loans. These actions range from instituting monthly commitment reductions, obtaining additional collateral, obtaining additional guarantor support, and requiring additional equity injections or asset sales.  Borrower response to these actions has been favorable and the Company believes the loans will be paid off or paid down to acceptable risk levels within a reasonable time frame.

The $39.6 million increase in non-performing loans from the second quarter of 2015 was primarily due to $31.0 million in energy loans discussed above, as well as a $10.1 million commercial real estate loan secured by a medical facility that was placed on non-accrual in the third quarter of 2015. The Company has not set aside any specific reserves for this loan and does not currently anticipate a loss.

Consistent with prior quarters, during the third quarter of 2015, the Company increased qualitative reserve factors to provide for additional allowance for loan losses due to the economic uncertainty in Texas related to the recent decline in the price of oil. To date, the Company has not recognized a loss from loans in the Energy portfolio, which we believe is a reflection of prudent risk mitigation techniques.  These techniques include sound underwriting (reasonable advance rates based on number and diversification of wells), sound policy (requiring hedges on production sales) and conservative collateral valuations (frequent borrowing base determinations at prices below NYMEX posted rates).  All borrowing base valuations are performed by experienced and nationally recognized third party firms intimately familiar with the properties and their production history.

Subsequent Events

The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the quarter ended September 30, 2015 on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of September 30, 2015 and will adjust amounts preliminarily reported, if necessary.

Conference Call

The Company will host an investor conference call to review these results on Wednesday, October 21, 2015 at 8 a.m. Central Time. Participants may pre-register for the call by visiting http://dpregister.com/10072609 and will receive a unique pin number, which can be used when dialing in for the call. This will allow attendees to enter the call immediately. Alternatively, participants may call (toll-free) 1-877-513-4119 at least five minutes prior to the call to be placed into the call by an operator. International participants are asked to call 1-412-902-4148 and participants in Canada are asked to call (toll-free) 1-855-669-9657.

The call and corresponding presentation slides will be webcast live on the home page of the Company's website, www.legacytexasfinancialgroup.com. An audio replay will be available one hour after the conclusion of the call at 1-877-344-7529, Conference #10072609. This replay, as well as the webcast, will be available until November 21, 2015.

About LegacyTexas Financial Group, Inc.

LegacyTexas Financial Group, Inc. is the holding company for LegacyTexas Bank, a commercially oriented community bank based in Plano, Texas. LegacyTexas Bank operates 47 banking offices in the Dallas/Fort Worth Metroplex and surrounding counties. For more information, please visit www.legacytexasfinancialgroup.com or www.legacytexas.com.
When used in filings by LegacyTexas Financial Group, Inc. (the "Company”) with the Securities and Exchange Commission (the “SEC”), in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other things: the expected cost savings, synergies and other financial benefits from the Company-LegacyTexas Group, Inc. merger (the “Merger”) might not be realized within the expected time frames or at all and costs or difficulties relating to integration matters might be greater than expected; changes in economic conditions; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; fluctuations in the price of oil, natural gas and other commodities; competition; changes in management’s business strategies and other factors set forth in the Company's filings with the SEC.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

LegacyTexas Financial Group, Inc.
Consolidated Balance Sheets

	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
	(Dollars in thousands)
ASSETS	(unaudited)	(unaudited)	(unaudited)		(unaudited)
Cash and due from financial institutions	$47,720	$48,911	$53,739	$28,416	$27,669
Short-term interest-bearing deposits in other financial institutions	193,994	143,106	230,175	103,605	62,616
Total cash and cash equivalents	241,714	192,017	283,914	132,021	90,285
Securities available for sale, at fair value	318,219	314,040	290,615	199,699	211,364
Securities held to maturity	249,838	254,526	261,670	241,920	254,665
Total securities	568,057	568,566	552,285	441,619	466,029
Loans held for sale	22,802	19,903	23,983	—	—
Loans held for investment:
Loans held for investment - Warehouse Purchase Program	960,377	1,084,997	1,038,886	786,416	736,624
Loans held for investment	4,688,826	4,394,786	4,196,710	2,633,680	2,489,063
Gross loans	5,672,005	5,499,686	5,259,579	3,420,096	3,225,687
Less: allowance for loan losses and deferred fees on loans held for investment	(39,611)	(34,264)	(31,565)	(28,476)	(24,773)
Net loans	5,632,394	5,465,422	5,228,014	3,391,620	3,200,914
FHLB stock and other restricted securities, at cost	63,891	69,224	65,470	44,084	41,473
Bank-owned life insurance	54,920	54,614	54,339	36,193	36,010
Premises and equipment, net	79,153	80,095	81,853	48,743	51,118
Goodwill	180,632	180,632	179,258	29,650	29,650
Other assets	58,082	59,054	65,818	40,184	35,045
Total assets	$6,878,843	$6,669,624	$6,510,951	$4,164,114	$3,950,524

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest-bearing demand	$1,136,255	$1,084,146	$1,030,861	$494,376	$483,784
Interest-bearing demand	750,551	734,430	713,199	472,703	454,416
Savings and money market	1,982,729	1,834,075	1,826,097	1,176,749	1,057,912
Time	900,515	875,132	822,904	513,981	500,356
Total deposits	4,770,050	4,527,783	4,393,061	2,657,809	2,496,468
FHLB advances	1,152,916	1,217,305	1,171,623	862,907	799,704
Repurchase agreements	71,643	66,172	89,772	25,000	25,000
Subordinated debt	11,522	11,474	26,840	—	—
Accrued expenses and other liabilities	80,075	69,966	68,596	50,175	65,225
Total liabilities	6,086,206	5,892,700	5,749,892	3,595,891	3,386,397
Shareholders’ equity
Common stock	476	476	476	400	400
Additional paid-in capital	573,929	571,083	568,396	386,549	383,779
Retained earnings	230,720	219,493	205,431	195,327	194,663
Accumulated other comprehensive income, net	1,395	122	1,372	930	635
Unearned Employee Stock Ownership Plan (ESOP) shares	(13,883)	(14,250)	(14,616)	(14,983)	(15,350)
Total shareholders’ equity	792,637	776,924	761,059	568,223	564,127
Total liabilities and shareholders’ equity	$6,878,843	$6,669,624	$6,510,951	$4,164,114	$3,950,524

LegacyTexas Financial Group, Inc.
Consolidated Quarterly Statements of Income (unaudited)

	For the Quarters Ended					Third Quarter 2015 Compared to:
	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Second Quarter 2015		Third Quarter 2014
Interest and dividend income	(Dollars in thousands)
Loans, including fees	$63,025	$61,551	$58,035	$37,107	$35,872	$1,474	2.4%	$27,153	75.7%
Taxable securities	2,292	2,252	2,499	2,109	2,225	40	1.8	67	3.0
Nontaxable securities	773	724	718	561	562	49	6.8	211	37.5
Interest-bearing deposits in other financial institutions	137	139	158	64	57	(2)	(1.4)	80	140.4
FHLB and Federal Reserve Bank stock and other	298	301	208	138	139	(3)	(1.0)	159	114.4
	66,525	64,967	61,618	39,979	38,855	1,558	2.4	27,670	71.2
Interest expense
Deposits	3,382	3,049	3,127	2,165	2,021	333	10.9	1,361	67.3
FHLB advances	1,606	1,774	1,706	1,778	1,957	(168)	(9.5)	(351)	(17.9)
Repurchase agreement and other borrowings	349	323	459	206	207	26	8.0	142	68.6
	5,337	5,146	5,292	4,149	4,185	191	3.7	1,152	27.5
Net interest income	61,188	59,821	56,326	35,830	34,670	1,367	2.3	26,518	76.5
Provision for loan losses	7,515	3,750	3,000	2,637	2,511	3,765	100.4	5,004	199.3
Net interest income after provision for loan losses	53,673	56,071	53,326	33,193	32,159	(2,398)	(4.3)	21,514	66.9
Non-interest income
Service charges and other fees	8,195	7,941	6,759	4,963	4,798	254	3.2	3,397	70.8
Net gain on sale of mortgage loans	1,944	2,121	2,072	—	—	(177)	(8.3)	1,944	N/M [1]
Bank-owned life insurance income	424	424	419	183	147	—	—	277	188.4
Gain (loss) on sale of available for sale securities	(25)	—	211	—	—	(25)	N/M [1]	(25)	N/M [1]
Gain (loss) on sale and disposition of assets	228	429	28	15	(85)	(201)	(46.9)	313	N/M [1]
Other	1,085	1,049	(82)	133	198	36	3.4	887	448.0
	11,851	11,964	9,407	5,294	5,058	(113)	(0.9)	6,793	134.3

	For the Quarters Ended					Third Quarter 2015 Compared to:
	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Second Quarter 2015		Third Quarter 2014

Non-interest expense
Salaries and employee benefits	23,633	22,549	22,971	13,137	13,661	1,084	4.8	9,972	73.0
Merger and acquisition costs	—	8	1,545	8,282	1,188	(8)	(100.0)	(1,188)	(100.0)
Advertising	645	1,048	940	425	262	(403)	(38.5)	383	146.2
Occupancy and equipment	3,622	3,838	3,808	1,856	1,807	(216)	(5.6)	1,815	100.4
Outside professional services	934	625	750	711	569	309	49.4	365	64.1
Regulatory assessments	1,026	1,146	822	700	698	(120)	(10.5)	328	47.0
Data processing	2,830	2,537	2,795	1,753	1,739	293	11.5	1,091	62.7
Office operations	2,879	2,652	2,393	1,621	1,566	227	8.6	1,313	83.8
Other	2,258	2,505	1,753	1,311	1,301	(247)	(9.9)	957	73.6
	37,827	36,908	37,777	29,796	22,791	919	2.5	15,036	66.0
Income before income tax expense	27,697	31,127	24,956	8,691	14,426	(3,430)	(11.0)	13,271	92.0
Income tax expense	9,802	10,876	8,632	3,225	5,114	(1,074)	(9.9)	4,688	91.7
Net income	$17,895	$20,251	$16,324	$5,466	$9,312	$(2,356)	(11.6)%	$8,583	92.2%
1N/M - not meaningful

LegacyTexas Financial Group, Inc.
Selected Financial Highlights (unaudited)

	At or For the Quarters Ended
	September 30, 2015	June 30, 2015	September 30, 2014
	(Dollars in thousands, except per share amounts)
SHARE DATA:
Weighted average common shares outstanding- basic	45,862,840	45,760,232	37,971,790
Weighted average common shares outstanding- diluted	46,188,461	46,031,267	38,203,508
Shares outstanding at end of period	47,640,193	47,619,493	40,006,941
Income available to common shareholders[1]	$17,768	$20,091	$9,215
Basic earnings per common share	0.39	0.44	0.24
Basic core (non-GAAP) earnings per common share[2]	0.39	0.44	0.26
Diluted earnings per common share	0.38	0.44	0.24
Dividends declared per share	0.14	0.13	0.12
Total shareholders' equity	792,637	776,924	564,127
Common shareholders' equity per share (book value per share)	16.64	16.32	14.10
Tangible book value per share- Non-GAAP[2]	12.82	12.50	13.34
Market value per share for the quarter:
High	31.32	30.86	27.52
Low	26.11	22.67	23.94
Close	30.48	30.20	23.94
KEY RATIOS:
Return on average common shareholders' equity	9.11%	10.62%	6.63%
Core return on average common shareholders' equity[2]	9.05	10.55	7.14
Return on average assets	1.10	1.28	0.97
Core return on average assets[2]	1.09	1.27	1.05
Efficiency ratio[3]	51.89	51.61	54.17
Estimated Tier 1 common risk-based capital ratio[4]	9.97	10.18	16.04
Estimated total risk-based capital ratio[4]	10.75	10.91	16.72
Estimated Tier 1 leverage ratio[4]	9.79	9.91	14.03
Total equity to total assets	11.52	11.65	14.28
Tangible equity to tangible assets- Non-GAAP[2]	9.12	9.17	13.61
Number of employees- full-time equivalent	831	812	512
1 Net of distributed and undistributed earnings to participating securities.
2 See the section labeled "Supplemental Information- Non-GAAP Financial Measures" at the end of this document.
3 Calculated by dividing total non-interest expense by net interest income plus non-interest income, excluding gain (loss) on foreclosed and fixed assets, changes in value of the CRA Funds, amortization of intangible assets, gains (losses) from securities transactions and merger and acquisition costs.
4 Calculated at the Company level, which is subject to the capital adequacy requirements of the Federal Reserve.

LegacyTexas Financial Group, Inc.
Selected Loan Data (unaudited)

	At the Quarter Ended
	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
Loans held for investment:	(Dollars in thousands)
Commercial real estate	$2,035,631	$1,930,256	$1,890,518	$1,265,868	$1,219,436
Warehouse Purchase Program	960,377	1,084,997	1,038,886	786,416	736,624
Commercial and industrial	1,437,241	1,308,168	1,212,328	781,824	695,543
Construction and land	260,433	230,582	215,752	21,298	16,900
Consumer real estate	880,532	845,982	792,995	524,199	515,706
Other consumer	74,989	79,798	85,117	40,491	41,478
Gross loans held for investment	$5,649,203	$5,479,783	$5,235,596	$3,420,096	$3,225,687
Non-performing assets:
Commercial real estate	$13,717	$3,549	$6,745	$6,703	$7,452
Commercial and industrial	41,538	12,498	5,691	5,778	6,328
Construction and land	39	141	141	149	150
Consumer real estate	10,894	10,419	9,946	10,591	10,106
Other consumer	225	243	346	286	346
Total non-performing loans	66,413	26,850	22,869	23,507	24,382
Foreclosed assets	4,640	4,553	6,274	551	106
Total non-performing assets	$71,053	$31,403	$29,143	$24,058	$24,488
Total non-performing assets to total assets	1.03%	0.47%	0.45%	0.58%	0.62%
Total non-performing loans to total loans held for investment, excluding Warehouse Purchase Program loans	1.42%	0.61%	0.54%	0.89%	0.98%
Total non-performing loans to total loans held for investment	1.18%	0.49%	0.44%	0.69%	0.76%
Allowance for loan losses to non-performing loans	54.78%	114.96%	123.64%	108.69%	92.63%
Allowance for loan losses to total loans held for investment, excluding Warehouse Purchase Program loans	0.78%	0.70%	0.67%	0.97%	0.91%
Allowance for loan losses to total loans held for investment	0.64%	0.56%	0.54%	0.75%	0.70%
Allowance for loan losses to total loans held for investment, excluding acquired loans and Warehouse Purchase Program loans [1]	1.00%	0.98%	1.00%	1.00%	0.94%

	At the Quarter Ended
	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
Troubled debt restructured loans ("TDRs"):	(Dollars in thousands)
Performing TDRs:
Commercial real estate	$163	$733	$738	$702	$706
Commercial and industrial	266	142	147	153	158
Consumer real estate	134	202	203	204	407
Other consumer	1	35	37	39	41
Total performing TDRs	$564	$1,112	$1,125	$1,098	$1,312
Non-performing TDRs:[2]
Commercial real estate	$3,233	$3,240	$6,616	$6,569	$6,646
Commercial and industrial	1,760	1,862	1,985	2,031	2,125
Construction and land	—	101	101	103	104
Consumer real estate	3,808	3,608	3,936	4,034	3,606
Other consumer	160	155	201	245	300
Total non-performing TDRs	$8,961	$8,966	$12,839	$12,982	$12,781
Allowance for loan losses:
Balance at beginning of period	$30,867	$28,276	$25,549	$22,585	$20,440
Provision expense	7,515	3,750	3,000	2,637	2,511
Charge-offs	(2,124)	(1,357)	(504)	(203)	(493)
Recoveries	124	198	231	530	127
Balance at end of period	$36,382	$30,867	$28,276	$25,549	$22,585
Net charge-offs (recoveries):
Commercial real estate	$6	$78	$(17)	$(435)	$—
Commercial and industrial	1,626	935	5	77	152
Construction and land	—	—	—	—	50
Consumer real estate	100	13	142	(1)	69
Other consumer	268	133	143	32	95
Total net charge-offs	$2,000	$1,159	$273	$(327)	$366

[1] Excludes loans acquired in the Highlands and LegacyTexas acquisitions, which were initially recorded at fair value.
[2] Non-performing TDRs are included in the non-performing assets reported above.

LegacyTexas Financial Group, Inc.
Average Balances and Yields/Rates (unaudited)

	For the Quarters Ended
	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
Loans:	(Dollars in thousands)
Commercial real estate	$1,969,031	$1,850,134	$1,835,205	$1,216,348	$1,163,271
Warehouse Purchase Program	845,787	920,034	687,496	619,736	645,148
Commercial and industrial	1,340,177	1,248,447	1,135,074	730,629	662,504
Construction and land	239,567	214,038	223,815	19,140	28,344
Consumer real estate	855,015	805,573	786,872	518,472	510,135
Other consumer	77,404	83,296	89,123	41,169	42,308
Less: deferred fees and allowance for loan loss	(35,690)	(31,991)	(29,098)	(25,280)	(22,663)
Total loans held for investment	5,291,291	5,089,531	4,728,487	3,120,214	3,029,047
Loans held for sale	17,651	19,414	19,672	—	—
Securities	648,241	620,071	620,490	505,692	532,950
Overnight deposits	160,690	164,499	222,159	106,152	90,246
Total interest-earning assets	$6,117,873	$5,893,515	$5,590,808	$3,732,058	$3,652,243
Deposits:
Interest-bearing demand	$736,142	$701,592	$702,333	$455,210	$460,192
Savings and money market	1,936,090	1,806,857	1,809,191	1,169,133	1,060,311
Time	902,186	839,604	820,050	513,786	492,864
FHLB advances and other borrowings	984,708	1,112,198	882,461	654,396	733,615
Total interest-bearing liabilities	$4,559,126	$4,460,251	$4,214,035	$2,792,525	$2,746,982

Total assets	$6,532,738	$6,315,710	$6,021,795	$3,910,111	$3,837,424
Non-interest-bearing demand deposits	$1,108,928	$1,024,108	$975,067	$473,996	$456,115
Total deposits	$4,683,346	$4,372,161	$4,306,641	$2,612,125	$2,469,482
Total shareholders' equity	$786,056	$762,497	$760,130	$570,120	$562,022

Yields/Rates:
Loans:
Commercial real estate	5.31%	5.20%	5.30%	5.42%	5.46%
Warehouse Purchase Program	3.35%	3.36%	3.36%	3.51%	3.56%
Commercial and industrial	4.48%	4.75%	4.90%	4.38%	4.18%
Construction and land	5.42%	6.25%	5.92%	5.63%	6.12%
Consumer real estate	4.82%	5.11%	4.77%	4.83%	4.91%
Other consumer	5.63%	5.49%	5.30%	6.23%	6.03%
Total loans held for investment	4.75%	4.82%	4.89%	4.76%	4.74%
Loans held for sale	3.94%	3.65%	3.62%	—%	—%
Securities	2.08%	2.11%	2.21%	2.22%	2.20%
Overnight deposits	0.34%	0.34%	0.28%	0.24%	0.25%
Total interest-earning assets	4.35%	4.41%	4.41%	4.28%	4.26%
Deposits:
Interest-bearing demand	0.47%	0.48%	0.41%	0.35%	0.35%
Savings and money market	0.19%	0.17%	0.22%	0.32%	0.31%
Time	0.71%	0.70%	0.68%	0.64%	0.65%

	For the Quarters Ended
	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
FHLB advances and other borrowings	0.79%	0.75%	0.98%	1.21%	1.18%
Total interest-bearing liabilities	0.47%	0.46%	0.50%	0.59%	0.61%
Net interest spread	3.88%	3.95%	3.91%	3.69%	3.65%
Net interest margin	4.00%	4.06%	4.03%	3.84%	3.80%
Cost of deposits (including non-interest-bearing demand)	0.29%	0.28%	0.29%	0.33%	0.33%

LegacyTexas Financial Group, Inc.
Supplemental Information- Non-GAAP Financial Measures
(unaudited and net of tax, calculated using a 35% estimated tax rate)

	At or For the Quarters Ended
	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
Reconciliation of Core (non-GAAP) to GAAP Net Income and Earnings per Share:	(Dollars in thousands, except per share amounts)
GAAP net income available to common shareholders [1]	$17,768	$20,091	$16,186	$5,412	$9,215
Distributed and undistributed earnings to participating securities [1]	127	160	138	54	97
GAAP net income	17,895	20,251	16,324	5,466	9,312

Merger and acquisition costs	—	5	1,004	5,765	772
One-time (gain) loss on assets	(130)	(142)	554	(45)	(58)
(Gain) loss on sale of available for sale securities	16	—	(137)	—	—
Core (non-GAAP) net income	$17,781	$20,114	$17,745	$11,186	$10,026
Average shares for basic earnings per share	45,862,840	45,760,232	45,824,812	38,051,511	37,971,790
GAAP basic earnings per share	$0.39	$0.44	$0.35	$0.14	$0.24
Core (non-GAAP) basic earnings per share	$0.39	$0.44	$0.39	$0.29	$0.26
Average shares for diluted earnings per share	46,188,461	46,031,267	46,002,821	38,275,814	38,203,508
GAAP diluted earnings per share	$0.38	$0.44	$0.35	$0.14	$0.24
Core (non-GAAP) diluted earnings per share	$0.38	$0.44	$0.39	$0.29	$0.26

Calculation of Tangible Book Value per Share:
Total shareholders' equity	$792,637	$776,924	$761,059	$568,223	$564,127
Less: Goodwill	(180,632)	(180,632)	(179,258)	(29,650)	(29,650)
Identifiable intangible assets, net	(1,142)	(1,280)	(1,042)	(813)	(910)
Total tangible shareholders' equity	$610,863	$595,012	$580,759	$537,760	$533,567
Shares outstanding at end of period	47,640,193	47,619,493	47,602,721	40,014,851	40,006,941

Book value per share- GAAP	$16.64	$16.32	$15.99	$14.20	$14.10
Tangible book value per share- Non-GAAP	$12.82	$12.50	$12.20	$13.44	$13.34

Calculation of Tangible Equity to Tangible Assets:
Total assets	$6,878,843	$6,669,624	$6,510,951	$4,164,114	$3,950,524
Less: Goodwill	(180,632)	(180,632)	(179,258)	(29,650)	(29,650)
Identifiable intangible assets, net	(1,142)	(1,280)	(1,042)	(813)	(910)
Total tangible assets	$6,697,069	$6,487,712	$6,330,651	$4,133,651	$3,919,964

Equity to assets- GAAP	11.52%	11.65%	11.69%	13.65%	14.28%
Tangible equity to tangible assets- Non-GAAP	9.12%	9.17%	9.17%	13.01%	13.61%

	At or For the Quarters Ended
	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
	(Dollars in thousands)
Calculation of Return on Average Assets and Return on Average Equity Ratios (GAAP and core) (unaudited)
Net income	$17,895	$20,251	$16,324	$5,466	$9,312
Core (non-GAAP) net income	17,781	20,114	17,745	11,186	10,026
Average total equity	786,056	762,497	760,130	570,120	562,022
Average total assets	6,532,738	6,315,710	6,021,795	3,910,111	3,837,424
Return on average common shareholders' equity	9.11%	10.62%	8.59%	3.83%	6.63%
Core (non-GAAP) return on average common shareholders' equity	9.05	10.55	9.34	7.85	7.14
Return on average assets	1.10	1.28	1.08	0.56	0.97
Core (non-GAAP) return on average assets	1.09	1.27	1.18	1.14	1.05

1 Unvested share-based awards that contain nonforfeitable rights to dividends (whether paid or unpaid) are participating securities and are included in the computation of GAAP earnings per share pursuant to the two-class method described in ASC 260-10-45-60B.